Exhibit 10.1

FIRST AMENDMENT OF LEASE

This First Amendment of Lease (this “Amendment”) is made and entered into this 20th day of December, 2005 by and between Rodger P. Nordblom and Peter C. Nordblom, as Trustees of N.W. Building 7 Trust under Declaration of Trust dated February 15, 2000 and filed with the Middlesex South Registry District of the Land Court as Document No. 1132636 (“Landlord”) and Gensym Corporation, a Delaware corporation (“Tenant”).

WITNESSETH

WHEREAS, Landlord and Tenant entered into a lease dated June 27, 2000 (the “Lease”), for premises containing approximately 27,250 square feet (the “Premises”) constituting the entire building located at 52 Second Avenue, Burlington, Massachusetts (the “Building”); and

WHEREAS, the term of the Lease is to expire on January 31, 2006; and

WHEREAS, Tenant desires, and Landlord has agreed, to extend the term of the Lease for an additional five (5) years and two (2) months, so that the term shall expire March 31, 2011; and

WHEREAS, Tenant desires to surrender a portion of the Premises containing 10,322 square feet, such portion being identified on Exhibit A-1 attached hereto as the “Deleted Premises” (referred to herein as “Deleted Premises”), and to continue to lease the portion of the Premises remaining after surrender of the Deleted Premises, such remaining portion containing 16,928 square feet, such portion being identified on Exhibit A-1 as the “New Premises A” and the “New Premises B” (collectively, the “New Premises”); and

WHEREAS, Landlord has agreed to the surrender of the Deleted Premises; and

WHEREAS, Landlord and Tenant also desire to amend the Lease in certain respects to reflect adjustments that must be made thereto as a result of the surrender of the Deleted Premises and the extension of the term of the Lease.

NOW THEREFORE, for and in consideration of the mutual agreements and undertakings contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.    The term of the Lease with respect only to the New Premises is hereby extended for a period of time commencing on February 1, 2006 and expiring on March 31, 2011. Tenant shall have no further right under the Lease to extend the term thereof, and Section 2.3 of the Lease is hereby deleted.

2.    Landlord shall, at Landlord’s sole cost and expense, perform the work necessary to separately demise the New Premises in accordance with the floor plan attached hereto as Exhibit A-1, to separately meter the New Premises for electricity, to install new carpet in and repaint the interior walls of the New Premises, and to make the Building suitable for multi-tenant occupancy (collectively such work hereinafter the “Reconfiguration Work”). The

Reconfiguration Work shall be performed in phases, as follows:

A. On or before January 13, 2006 (the “New Premises A Relocation Date”), subject to Section 10.5 of the Lease, Tenant shall vacate the portion of the Building marked “New Premises A” on Exhibit A-1 (hereinafter, the “New Premises A”), and shall, with regard to the New Premises A (i) roll up all loose data cabling located in that portion of the New Premises and secure the same above the drop ceiling therein, (ii) relocate its personnel and (iii) remove its personal property, fixtures, and equipment located in that portion of the New Premises (the items in (i), (ii) and (iii) hereinafter collectively the “Relocation Requirements”). If Tenant fails to properly vacate the New Premises A and perform the Relocation Requirements on or before the New Premises A Relocation Date, then Tenant shall be obligated to pay Annual Fixed Rent at two hundred percent (200%) of the then-applicable Annual Fixed Rent Rate on a per diem basis during the period commencing on the New Premises A Relocation Date and ending on the date Tenant has properly vacated the New Premises A and performed the Relocation Requirements.

B. Landlord shall, subject to section 10.5 of the Lease and Tenant Delay (as defined below), endeavor to Substantially Complete (as that term is defined in below) the Reconfiguration Work on the New Premises A on or before the date which is 60 days following the latest to occur of (i) January 13, 2006, (ii) the date Tenant properly vacates the New Premises A and performs the Relocation Requirements pursuant to paragraph A, above, and (iii) the date Landlord obtains all permits and approvals required to perform the Reconfiguration Work. Landlord shall provide Tenant with at least fourteen (14) days advance written notice (the “New Premises A Notice”) of the date (the “New Premises A Completion Date”) that Landlord anticipates that the Reconfiguration Work on the New Premises A will be Substantially Complete. In the event that Landlord has not Substantially Completed the Reconfiguration Work on the New Premises A on or before the date (the “New Premises A Outside Date”) which is seventy (70) days following the latest to occur of (i) January 13, 2006, (ii) the date Tenant properly vacates the New Premises A and performs the Relocation Requirements pursuant to paragraph A, above, and (iii) the date Landlord obtains all permits and approvals required to perform the Reconfiguration Work, and such failure is not due to either a Tenant Delay or a cause specified in Section 10.5 of the Lease, then Landlord shall, commencing on April 1, 2006, credit Tenant with one day of free Annual Fixed Rent for each day between the New Premises A Outside Date and the date that Landlord Substantially Completes the Reconfiguration Work on the New Premises A. As used herein, the term “Substantially Complete” shall mean that the portion of the Reconfiguration Work to be completed during each phase of the Reconfiguration Work as set forth herein has been completed with the exception of minor items which can be fully completed without material interference with Tenant’s use of or access to such portion of the New Premises, and other items which because of the season or weather or the nature of the item are not practicable to do at the time, provided that none of said items is necessary to make such portion of the New Premises tenantable for the Permitted Uses.

Landlord shall complete any minor or punch list item within a reasonable time period following Substantial Completion of each phase of the Reconfiguration Work.

C. Tenant shall, subject to Section 10.5 of the Lease, have ten (10) days following the New Premises A Completion Date to vacate the portion of the Building marked as the New Premises B on Exhibit A-1 (hereinafter, the “New Premises B”), perform the Relocation Requirements to relocate from the New Premises B, and to vacate and remove its personal property, fixtures, and equipment from the portion of the Deleted Premises marked as the “Board Room” on Exhibit A-1 attached hereto (hereinafter, the “Board Room”). The date which is ten (10) days following the New Premises A Completion Date shall hereinafter be referred to as the “New Premises B Relocation Date.” Notwithstanding anything herein to the contrary, Tenant shall not be required to vacate or perform the Relocation Requirements in the portion of the New Premises B marked as the “Computer Room” on Exhibit A-1 (hereinafter, the “Computer Room”), it being understood that Tenant’s computers shall be permitted to remain in the Computer Room while the Reconfiguration Work on the New Premises B is being performed. If Tenant fails to properly vacate the New Premises B, perform the Relocation Requirements with regard to the New Premises B, and properly vacate the Board Room as set forth herein on or before the New Premises B Relocation Date, then Tenant shall be obligated to pay Annual Fixed Rent at two hundred percent (200%) of the Annual Fixed Rent Rate applicable following the free rent period provided for in this Amendment (i.e. the rate listed for the period from April 1, 2006—March 31, 2007 in Section III of Paragraph 6 of this Amendment) on a per diem basis during the period commencing on the New Premises B Relocation Date and ending on the date Tenant has properly vacated the New Premises B as aforesaid.

D. Landlord shall, subject to Section 10.5 of the Lease and Tenant Delay, endeavor to Substantially Complete the Reconfiguration Work on the New Premises B within sixty (60) days following Tenant’s vacation of that space and performance of the Relocation Requirements pursuant to paragraph C, above. In the event that Landlord has not Substantially Completed the Reconfiguration Work on the New Premises B or before the date (the “New Premises B Outside Date”) that is seventy (70) days following Tenant’s vacation of that space and performance of the Relocation Requirements pursuant to paragraph C, above, and such failure is not due to either a Tenant Delay or a cause specified in Section 10.5 of the Lease, then Landlord shall, commencing on April 1, 2006, credit Tenant with one day of free Annual Fixed Rent for each day between the New Premises B Outside Date and the date that Landlord Substantially Completes the Reconfiguration Work on the New Premises B. Landlord shall provide Tenant with at least fourteen (14) days advance written notice (the “New Premises B Notice”) of the date (the “New Premises B Completion Date”) that Landlord anticipates that the Reconfiguration Work on the New Premises B will be Substantially Complete.

E. During the Reconfiguration Work, Tenant shall have the right to use and occupy the Deleted Premises (except for the Board Room) subject to all the terms and conditions of the Lease, provided that following the Surrender Date (as defined below), provided that Tenant has adhered to the terms contained herein by such date, there shall be no Annual Fixed Rent or additional rent payable in connection with such use and occupancy during the Reconfiguration Work. Notwithstanding the foregoing, on or before the New Premises B Relocation Date, subject to Section 10.5 of the Lease, Tenant shall relocate its personnel and move its personal property, fixtures and equipment so that no items are located within ten feet (10’) of the demising wall which will separate the Deleted Premises from the common areas of the Building and the New Premises B. In the event that Tenant fails to do so, then Tenant shall be obligated to pay Annual Fixed Rent at two hundred percent (200%) of the Annual Fixed Rent Rate applicable following the free rent period provided for in this Amendment (i.e. the rate listed for the period from April 1, 2006—March 31, 2007 in Section III of Paragraph 6 of this Amendment) on a per diem basis during the period commencing on the New Premises B Relocation Date and ending on the date Tenant has properly relocated within the Deleted Premises. Tenant shall have ten (10) days following the New Premises B Completion Date, subject to Section 10.5 of the Lease, to return to the New Premises B, to relocate its personnel and move its personal property, fixtures, and equipment into such space, and to yield up the Deleted Premises in accordance with Section 6.1.9 of the Lease and this Amendment (provided, however, that the penalty for Tenant’s failure to yield up the Deleted Premises shall be as set forth in this Amendment, in lieu of the provisions set forth in the second paragraph of Section 6.1.9). The date which is ten (10) days following the New Premises B Completion Date shall hereinafter be referred to as the “Final Relocation Date.” If Tenant fails to properly yield up the Deleted Premises as set forth herein by the Final Relocation Date, subject to Section 10.5 of the Lease, then Tenant shall be obligated to pay Annual Fixed Rent at two hundred percent (200%) of the Annual Fixed Rent Rate applicable following the free rent period provided for in this Amendment (i.e. the rate listed for the period from April 1, 2006—March 31, 2007 in Section III of Paragraph 6 of this Amendment) on a per diem basis during the period commencing on the Final Relocation Date and ending on the date Tenant has properly yielded-up the Deleted Premises as aforesaid. As part of Tenant’s yield up obligations with regard to the Deleted Premises, Tenant shall, at Tenant’s sole expense, remove all telephone and data wiring from the Deleted Premises, such work to be performed when directed by Landlord, and otherwise in accordance with the provisions of Section 6.1.9 of the Lease.

In addition to the Reconfiguration Work on the New Premises A and B detailed in the schedule above, the parties hereby acknowledge that Landlord will be performing Reconfiguration Work on the portions of the Building which are to become the common areas, which Landlord shall endeavor to Substantially Complete within thirty (30) days after the New Premises B Completion Date. Tenant shall not interfere with the performance of any part or phase of the

Reconfiguration Work, and agrees to cooperate with Landlord’s reasonable requirements to facilitate the performance of the Reconfiguration Work, such as relocating its personnel and moving its personal property, fixtures, and equipment as set forth in this Amendment and as otherwise reasonably requested by Landlord during the performance of the Reconfiguration Work. The Reconfiguration Work shall be done in a good and workmanlike manner employing good materials and so as to conform to all applicable laws, including all applicable state building laws in effect as of the date hereof relating to the removal of architectural barriers to disabled persons. Landlord shall use commercially reasonable efforts to obtain all permits and approvals on or prior to the New Premises A Relocation Date.

3.    Tenant acknowledges that as of January 31, 2006 the term of the Lease will expire with regard to the Deleted Premises, and that Tenant shall have no further rights to such space from and after February 1, 2006 (the “Surrender Date”) except as permitted pursuant to section E of paragraph 2 hereof, and Tenant shall yield up the Deleted Premises pursuant to the terms of section E of paragraph 2 hereof.

4.    Tenant shall be responsible for any additional cost that Landlord incurs in connection with the any aspect of the Reconfiguration Work by virtue of a Tenant Delay. For the purposes hereof, “Tenant Delay” shall be defined as (i) any failure of Tenant to vacate any portion of the Building and comply with the Relocation Requirements at the times set forth herein and/or (ii) any delay in the completion of the Reconfiguration Work actually caused by Tenant’s failure to comply with the terms of this Amendment or any material interference with the performance of the Reconfiguration Work by Tenant or any of its agents, employees, engineers or contractors.

5.    Notwithstanding anything to the contrary contained herein, as of the Surrender Date, Tenant shall be responsible for cleaning only the New Premises and the common areas of the Building comprising the front entrance, the main corridor and the bathrooms outside of the Deleted Premises (the “Specified Common Areas”), such obligation to continue until notification from Landlord that the Deleted Premises have been leased and when the Deleted Premises will be occupied (the date upon which the Deleted Premises are to be occupied hereinafter the “New Tenant Date”). From and after the New Tenant Date, Landlord shall be responsible for cleaning the New Premises, the Specified Common Areas, and any other common areas of the Building (the cost of which will be passed through pursuant to Section 4.2.3 of the Lease). Further, notwithstanding anything to the contrary contained in the Lease, Tenant shall continue to utilize the dumpster being provided by Landlord, and shall pay for the use of that dumpster pursuant to Section 4.2.3.

6.    To reflect certain adjustments in the Lease on account of the surrender of the Deleted Premises and the extension of the term of the Lease, the following definitions in Section 1.1 of Lease shall be amended (or added, as indicated) as follows, effective as of the Surrender Date (unless another effective date is indicated):

(I) The Rentable Floor Area of Premises specified in Section 1.1 shall be reduced to 16,928 square feet;

(II) With regard to the New Premises only, effective as of the date of this Amendment, the Expiration Date specified in Section 1.1 shall be changed to March 31, 2011;

(III) The Annual Fixed Rent Rate specified in Section 1.1 shall be changed to:

Surrender Date - March 31, 2006:	$0.00
April 1, 2006 - March 31, 2007:	$236,988.00
April 1, 2007 - March 31, 2008:	$241,224.00
April 1, 2008 - March 31, 2009:	$245,448.00
April 1, 2009 - March 31, 2010:	$249,684.00
April 1, 2010 - March 31, 2011:	$253,920.00

(IV) The Monthly Fixed Rent Rate specified in Section 1.1 shall be changed to:

Surrender Date - March 31, 2006:	$0.00
April 1, 2006 - March 31, 2007:	$19,749.00
April 1, 2007 - March 31, 2008:	$20,102.00
April 1, 2008 - March 31, 2009:	$20,454.00
April 1, 2009 - March 31, 2010:	$20,807.00
April 1, 2010 - March 31, 2011:	$21,160.00

(V) Exhibit A-1 attached hereto shall be substituted for Exhibit A attached to the Lease; and

(VI) All references in the Lease to “Premises” shall be deemed to mean the “New Premises” described herein.

(VII) The following terms shall be added to Section 1.1:

(a)	“Tenant’s Percentage: 62.12%”
(b)	“Estimate of Tenant’s Percentage of Taxes: $35,940.00”
(c)	“Estimate of Tenant’s Percentage of Operating Expenses: $70,656.00”

7.    Effective as of the Surrender Date, Section 2.1 of the Lease shall be deleted and replaced in its entirety by the following:

“2.1 Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises, excluding the roof, exterior faces of exterior walls, the common stairways, stairwells, elevators and elevator shafts, and pipes, ducts, conduits, wires, and appurtenant fixtures serving exclusively or in common other parts of the Building (and any areas, such as the space above the ceiling or in the walls, that may contain such pipes, ducts, conduits, wires or appurtenant fixtures), and if Tenant’s space includes less than entire rentable area of any floor, excluding the central core area of such floor. Tenant shall have, as appurtenant to the Premises, rights to use in common, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice: (a) the common lobbies, hallways, stairways, and elevators of the Building, (b) common walkways and driveways necessary for access to the Building, (c) the common parking areas serving the Building, and (d) if the Premises include less than the entire rentable area of any floor, the common toilets and other common facilities in the central core area of such floor.

Tenant shall be permitted to use up to 54 parking spaces in the parking area serving the Building.

Landlord reserves the right from time to time, without unreasonable interference with Tenant’s use of the Premises: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, (b) to alter or relocate any other common facility, (c) to make any repairs and replacements to the Premises which Landlord may deem necessary, and (d) in connection with any excavation made upon adjacent land of Landlord or others, to enter, and to license others to enter, upon the Premises to do such work as the person causing such excavation deems necessary to preserve the wall of the Building from injury or damage and to support the same.

Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week.”

8.    Effective as of the date hereof, the following is section shall be added to the Lease as Section 2.4:

“2.4 Termination Right. Tenant shall have the right to terminate this Lease effective as of March 31, 2010 (the “Early Termination Date”), provided (i) Tenant delivers written notice of its election to so terminate this Lease on or before March 31, 2009, and (ii) such termination notice shall be accompanied by a certified or cashier’s check in the amount of two hundred thousand and 00/100 dollars ($200,000.00), as and for an early termination fee. Tenant’s exercise of the foregoing option to terminate is further subject to the condition that Tenant is not in default under any of the terms, covenants or conditions of this Lease beyond any applicable grace or cure period at the time that Tenant notifies Landlord in writing of the exercise of this termination option or upon the Early Termination Date. The right granted hereunder is personal to Gensym Corporation and any Related Entity (as defined in Section 6.2.1), and shall not be assigned, transferred or otherwise inure to the benefit of any other party.”

9.    Effective as of the Surrender Date, Sections 4.2.1 and 4.2.3 of the Lease shall be deleted and replaced in their entirety with the following:

“4.2.1 Real Estate Taxes. Tenant shall pay to Landlord, as additional rent, for each tax period partially or wholly included in the term, Tenant’s Percentage of Taxes (as hereinafter defined). Tenant shall remit to Landlord, on the first day of each calendar month, estimated payments on account of Taxes, such monthly amounts to be sufficient to provide Landlord, by the time real estate tax payments are due and payable to any governmental authority responsible for collection of same, a sum equal to the Tenant’s Percentage of Taxes, as reasonably estimated by Landlord from time to time on the basis of the most recent tax data available. The initial calculation of the monthly estimated payments shall be based upon the Initial Estimate of Tenant’s Percentage of Taxes for the Tax Year and upon quarterly payments being due to the governmental authority on August 1, November 1, February 1 and May 1, and shall be made when the Commencement Date has been determined. If the total of such monthly remittances for any Tax Year is greater than the Tenant’s Percentage of Taxes for such Tax year, Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.1, the difference; if the total of such remittances is less than the Tenant’s Percentage of Taxes for such Tax Year, Tenant shall pay the difference to Landlord at least ten (10) days prior to the date or dates within such Tax Year that any Taxes become due and payable to the governmental authority (but in any event no earlier than ten (10) days following a written notice to Tenant, which notice shall set forth the manner of computation of Tenant’s Percentage of Taxes).

If, after Tenant shall have made reimbursement to Landlord pursuant to this subsection 4.2.1, Landlord shall receive a refund of any portion of Taxes paid by Tenant with respect to any Tax Year during the term hereof as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise (without either party having any obligation to undertake any such proceedings), Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.1, the Tenant’s Percentage of the refund (less Tenant’s Percentage of expenses, including attorneys’ fees and appraisers’ fees, incurred in connection with obtaining any such refund), as relates to Taxes paid by Tenant to Landlord with respect to any Tax Year for which such refund is obtained.

In the event this Lease shall commence, or shall end (by reason of expiration of the term or earlier termination pursuant to the provisions hereof), on any date other than the first or last day of the Tax Year, or should the Tax Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, as the case may be, then the amount of Taxes which may be payable by Tenant as provided in this subsection 4.2.1 shall be appropriately apportioned and adjusted.

The term “Taxes” shall mean all taxes, assessments, betterments and other charges and impositions (including, but not limited to, fire protection service fees and similar charges) levied, assessed or imposed at any time during the term by any governmental authority upon or against the Property, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon. With respect to betterment or special assessments, in no event shall Tenant’s obligations to pay such assessments exceed an amount equal to the installment which would be payable had Landlord paid such assessment over the longest period permitted by law. If, at any time during the term of this Lease, any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord with respect to the rent reserved hereunder, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Property, such tax or excise on rents shall be included in Taxes; however, Taxes shall not include franchise, estate, inheritance, succession, capital levy, transfer, income or excess profits taxes assessed on Landlord. Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment.”

“4.2.3 Operating Costs. Tenant shall pay to Landlord the Tenant’s Percentage of Operating Costs (as hereinafter defined) incurred by Landlord in any calendar year. Tenant shall remit to Landlord, on the first day of each calendar month, estimated payments on account of Operating Costs, such monthly amounts to be sufficient to provide Landlord, by the end of the calendar year, a sum equal to the Operating Costs, as reasonably estimated by Landlord from time to time. The initial monthly estimated payments shall be in an amount equal to 1/12th of the Initial Estimate of Tenant’s Percentage of Operating Costs for the calendar year. If, at the expiration of the year in respect of which monthly installments of Operating Costs shall have been made as aforesaid, the total of such monthly remittances is greater than Tenant’s Percentage of the actual Operating Costs for such year, Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.3, the difference; if the total of such remittances is less than Tenant’s Percentage of the Operating Costs for such year, Tenant shall pay the difference to Landlord within twenty (20) days from the date Landlord shall furnish to Tenant an itemized statement of the Operating Costs, prepared, allocated and computed in accordance with generally accepted accounting principles. Any reimbursement for Operating Costs due and payable by Tenant with respect to periods of less than twelve (12) months shall be equitably prorated.

The term “Operating Costs” shall mean all costs and expenses incurred for the operation, cleaning, maintenance, repair and upkeep of the Property, and the portion of such costs and expenses with regard to the common areas, facilities and amenities of the Park which is equitably allocable to the Property, including, without limitation, all costs of maintaining and repairing the Property and the Park (including snow removal, landscaping and grounds maintenance, operation and maintenance of parking lots, sidewalks, walking paths, access roads and driveways, security, operation and repair of heating and air-conditioning equipment, lighting and any other Building equipment or systems) and of all repairs and replacements (other than repairs or replacements for which Landlord has received full reimbursement from contractors, other tenants of the Building or from others) necessary to keep the Property and the Park in good working order, repair, appearance and condition; all costs, including material and equipment costs, for cleaning and janitorial services to the Building (including window cleaning of the Building); all costs of any reasonable insurance carried by Landlord relating to the Property; all costs related to provision of heat (including oil, electric, steam and/or gas), air-conditioning, and water (including sewer charges) and other utilities to the Premises and the Building (exclusive of reimbursement to Landlord for any of same received as a result of direct billing to any tenant of the Building); payments under all service contracts relating to the foregoing; all compensation, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto with respect to any employees of Landlord or its affiliates engaged in security and maintenance of the Property and the Park; attorneys’ fees and disbursements (exclusive of any such fees and disbursements incurred in tax abatement proceedings or the preparation of leases) and auditing and other professional fees and expenses; and a management fee consistent with the prevailing management fees charged by other landlords of comparable buildings in the area.

There shall not be included in such Operating Costs brokerage fees (including rental fees) related to the operation of the Building; interest and depreciation charges incurred on the Property; expenditures made by Tenant with respect to (i) cleaning, maintenance and upkeep of the Premises, and (ii) the provision of electricity to the Premises; construction in or changes to the Park, or improvements to any of the buildings located therein, except as same directly benefit Tenant; installations, alterations, or replacements which constitute capital expenditures under generally accepted accounting principles, except as provided for in the next paragraph below; costs incurred in completing the Base Building Improvements or correcting defects in Landlord’s Work; environmental testing, compliance, or remediation except if required on account of a breach by Tenant of its obligations under Section 6.2.3 hereof; compensation for administrative staff, executives, or officers of Landlord above the grade of building manager; franchise or income taxes imposed upon Landlord; advertising expenses; the costs of any items for which Landlord is reimbursed (or but for Landlord’s act or omission would have been reimbursed); the costs of any repairs made by Landlord pursuant to the damage or condemnation provisions of this Lease; interest and principal payments on any mortgage, deed of trust, or any ground lease rent; legal fees arising out of the construction, use, occupation or maintenance of the Park, or the enforcement of any agreements affecting the Park, except as the same directly benefit Tenant; insurance premium increases not caused by Tenant; Landlord’s charitable or political contributions; reserves; and Landlord’s travel or entertainment expenses.

If, during the term of this Lease, Landlord shall replace any capital items or make any capital expenditures (i) to comply with laws in effect after the

Commencement Date, or (ii) which are reasonably expected to effect savings in Operating Costs or (iii) to repair or replace worn-out items (collectively called “capital expenditures”) the total amount of which is not properly included in Operating Costs for the calendar year in which they were made, there shall nevertheless be included in Operating Costs for each calendar year in which and after such capital expenditure is made the annual charge-off of such capital expenditure. Annual charge-off shall be determined by (i) dividing the original cost of the capital expenditure by the number of years of useful life thereof (the useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item); and (ii) adding to such quotient an interest factor computed on the unamortized balance of such capital expenditure based upon an interest rate reasonably determined by Landlord as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Building is located. Provided, further, that if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in Operating Costs and that such annual projected savings will exceed the annual charge-off of capital expenditure computed as aforesaid, then and in such events, the annual charge-off shall be determined by dividing the amount of such capital expenditure by the number of years over which the projected amount of such savings shall fully amortize the cost of such capital item or the amount of such capital expenditure; and by adding the interest factor, as aforesaid.

If during any portion of any year for which Operating Costs are being computed, the Building was not fully occupied by tenants or if not all of such tenants were paying fixed rent or if Landlord was not supplying all tenants with the services, amenities or benefits being supplied hereunder, then, with regard to Operating Costs that vary due to occupancy, actual Operating Costs incurred shall be reasonably extrapolated by Landlord to the estimated Operating Costs that would have been incurred if the Building were fully occupied by tenants and all such tenants were then paying fixed rent or if such services were being supplied to all tenants, and such extrapolated amount shall, for the purposes of this Section 4.2.3, be deemed to be the Operating Costs for such year. In no event shall Landlord be entitled to receive from Tenant and any other tenants of the Building an aggregate amount in excess of actual Operating Costs as a result of the foregoing provision.”

10.    Effective as of the date hereof, the Letter of Credit Amount specified in Section 1.1 of the Lease, shall be reduced to $50,000.00, and Section 4.4.1.1 is hereby deleted. Tenant shall be responsible for amending the existing Letter of Credit or delivering a replacement to Landlord to effect the aforesaid reduction. Any replacement letter of credit issued in the reduced amount shall satisfy the requirements for the Original Letter of Credit under Section 4.4.1 of the Lease and shall be deemed a “Substitute Letter of Credit” for all purposes under Section 4.4 of the Lease.

11.    Effective as of the Surrender Date, Section 4.2.5 of the Lease shall be deleted and replaced in its entirety by the following:

“4.2.5 Utilities. Tenant shall pay directly to the public authority or utility all charges for the cost of electricity furnished or consumed on the Premises (which shall include lights, outlets and VAV boxes), and shall also be responsible for all charges for any utilities supplied by Landlord pursuant to Subsections 5.1.1 and 5.1.3 which are not separately metered (e.g. gas for the Building and electricity for the common areas, which are payable as part of Operating Costs pursuant to Section 4.2.3), and all charges for telephone and other utilities or services not supplied by Landlord pursuant to Subsections 5.1.1 and 5.1.3, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due. Except as otherwise provided in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all such utilities and that Landlord shall be under no obligation to furnish any utilities to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities to the Premises.”

12.    Effective as of the Surrender Date, Section 5.1.1 of the Lease shall be deleted and replaced in its entirety by the following:

“5.1.1 Heat and Air-Conditioning. To furnish to the Premises, at the expense of Tenant as hereinabove provided, heat and air-conditioning (reserving the right, at any time, to change energy or heat sources) sufficient to maintain the Premises at comfortable temperatures (subject to all federal, state, and local regulations relating to the provision of heat), during such hours of the day and days of the year that the Building is normally open. Notwithstanding any provision hereof the contrary, Tenant shall have control of its heating and air conditioning during normal business hours (i.e. 7:00 a.m.—7:00 p.m.) during normal business days.”

13.    Effective as of the Surrender Date, Section 5.1.5 of the Lease shall be deleted and replaced in its entirety by the following:

“5.1.5 Repairs. Except as otherwise expressly provided herein, to make such repairs and replacements to the roof, exterior walls, floor slabs and other structural components of the Building, and to the common areas, facilities and plumbing, electrical, heating, ventilating and air-conditioning systems of the Building as may be necessary to keep them in good repair and condition (exclusive of equipment installed by Tenant and except for those repairs required to be made by Tenant pursuant to Section 6.1.3 hereof and repairs or replacements occasioned by any act or negligence of Tenant, its servants, agents, customers, contractors, employees, invitees, or licensees).”

14.    Effective as of the New Tenant Date, the following shall be added to the Lease as Section 5.1.8:

“5.1.8 Cleaning. To provide cleaning to the Premises and the common areas of the Building in accordance with cleaning and janitorial standards generally prevailing throughout the term hereof in comparable office buildings within the municipality in which the Building is located.”

15.    Effective as of the Surrender Date, the following section shall be added to the Lease as Section 5.3:

“5.3 Outside Services. In the event Tenant wishes to provide outside services for the Premises over and above those services to be provided by Landlord as set forth herein, Tenant shall first obtain the prior written approval of Landlord (such approval not to be unreasonably withheld, conditioned or delayed) for the installation and/or utilization of such services (“Outside services” shall include, but shall not be limited to, cleaning services, television, so-called “canned music” services, security services, catering services and the like.) In the event Landlord approves the installation and/or utilization of such services, such installation and utilization shall be at Tenant’s sole cost, risk and expense.”

16.    Effective as of the Surrender Date, Section 6.1.10 of the Lease shall be deleted and replaced in its entirety by the following:

“6.1.10 Rules and Regulations. To comply with the Rules and Regulations set forth in Exhibit E, and with all reasonable Rules and Regulations of general applicability to all tenants of the Building hereafter made by Landlord, of which Tenant has been given written notice; Landlord shall not be liable to Tenant for the failure of other tenants of the Building to conform to such Rules and Regulations, and no alteration or waiver of any rule or regulation in favor of one tenant shall operate as an alteration or waiver in favor of any other tenant. Notwithstanding the foregoing, Landlord shall not enforce any such Rules and Regulations in a discriminatory manner.”

17.    Notwithstanding any provision of this Lease or Amendment to the contrary, Landlord shall permit Tenant’s existing sign to remain on the exterior of the Building until the expiration or earlier termination of the Lease.

18.    It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Annual Fixed Rent, the Additional Rent and all other sums payable by Tenant to Landlord shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease.

19.    Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Amendment, other than Nordblom Company and Trammell Crow Company (collectively, the “Brokers”), and in the event of any brokerage claims, other than by the Brokers, against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim.

20.    The recitals set forth above at the beginning of this document are hereby incorporated into this Amendment. Undefined capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.

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[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

Except as modified herein, the Lease is confirmed and ratified in all respects and shall continue in full force and effect.

Executed under seal as of the date first written above.

LANDLORD:

/s/ Rodger P. Nordblom
As Trustee, but not individually

/s/ Peter C. Nordblom
As Trustee, but not individually

TENANT: GENSYM CORPORATION

By:	/s/ Stephen D. Allison
Name: Title:	Stephen D. Allison Vice President, Finance and Chief Financial Officer

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